As filed with the Securities and Exchange Commission on June 21, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LUXURBAN HOTELS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	531110	82-3334945
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2125 Biscayne Blvd

Suite 253

Miami, Florida 33137

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Office)

Brian Ferdinand, Chairman and Chief Executive Officer

LuxUrban Hotels Inc.

2125 Biscayne Blvd, Suite 253

Miami, Florida 33137

833-723-7368

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Richard H. Kronthal
James V. Davidson
Hunton Andrews Kurth LLP
200 Park Avenue

New York, New York 10166

(212) 309-1000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act of 1933, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act of 1933, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus	Subject to Completion	Dated June 21, 2023

LUXURBAN HOTELS INC.

1,250,000 shares of Common Stock
offered by Selling Stockholder

This prospectus is part of a registration statement that registers the resale by the selling stockholder (the “Selling Stockholder”) identified herein (and their permitted transferees) from time to time of up to an aggregate of 1,250,000 shares of our common stock issuable to them upon exercise of warrants to purchase common stock (the “Financing Warrants”).

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our common stock by the Selling Stockholder. However, we may receive up to $3,125,000 aggregate gross proceeds from sales of common stock upon cash exercises of the Financing Warrants.

The Selling Stockholder may sell or otherwise dispose of the common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information.

We shall bear all fees and expenses incurred in connection with the registration statement of which this prospectus is a part, and all expenses incurred in performing or complying with our other obligations under the registration rights agreements and other registrations rights pursuant to which such registration statement has been filed, including, without limitation: (i) all registration and filing fees (including, without limitation, fees and expenses of our counsel and independent registered public accountants) (A) with respect to filings made with the Securities and Exchange Commission, (B) with respect to filings required to be made with The Nasdaq Capital Market, and (C) in compliance with applicable state securities or blue sky laws reasonably agreed to by us with the holders in writing (including, without limitation, fees and disbursements of our counsel in connection with blue sky qualifications or exemptions of the securities registered hereby), (ii) printing expenses (including, without limitation, expenses of printing certificates for such securities), (iii) messenger, telephone and delivery expenses, (iv) other fees and disbursements of our counsel, (v) Securities Act liability insurance, if we select to obtain such insurance, and (vi) fees and expenses of all other persons retained by us in connection with the consummation of the registration of such securities. We shall not, however, be responsible for any broker or similar commissions or legal fees of any holder. See “Plan of Distribution.”

Our common stock is currently listed on The Nasdaq Capital Market or “Nasdaq”, under the symbol “LUXH”. On June 20, 2023, the last reported sales price of our common stock, as reported on The Nasdaq Capital Market, was $2.89 per share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 7 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2023.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that registers the resale by the Selling Stockholder identified herein (and their permitted transferees) from time to time of up to an aggregate of 1,250,000 shares our common stock issuable to them upon exercise of the Financing Warrants.

You should rely only on the information contained in or incorporated by reference into this prospectus. Neither we nor the Selling Stockholder have authorized anyone to provide you with any information or to make any representations other than those contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. Neither we nor the Selling Stockholder take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Stockholder will make an offer to sell these securities in any jurisdiction where such offer or sale are not permitted. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in or incorporated by reference into this prospectus, or any applicable prospectus supplement. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

The Selling Stockholder may use this prospectus to sell securities from time to time through any means described in the section titled “Plan of Distribution.” More specific terms of any securities that the Selling Stockholder offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read both this prospectus together with the other information contained or incorporated by reference in this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement.

For further information about our business and the securities covered by this prospectus, you should refer to the registration statement and its exhibits. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase our securities, you should review the full text of these documents. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” for more information.

Unless expressly indicted or the context otherwise requires, references in this prospectus to “LuxUrban,” the “Company,” the “Registrant,” “we,” “us” and “our” refer to LuxUrban Hotels Inc., a Delaware corporation.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus and the information incorporated by reference in this prospectus that are not purely historical are forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding expectations, hopes, beliefs, intentions or strategies regarding the future. The forward-looking statements are contained principally in, but not limited to, “Item 1. Business,” “Item 1A. Risk Factors,” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Annual Report, and may be contained in our periodic filings with the SEC and our future SEC reports. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about.

●	our financial performance, including our ability to generate revenue;

●	the outbreak of the novel coronavirus (“COVID-19”), including the measures to reduce its spread, and the impact on the economy and demand for our services, which may precipitate or exacerbate other risks and uncertainties in our financial performance, including our ability to generate revenue;

●	potential effects of a challenging economy, for example, on the demand for vacation travel accommodations and the effect thereof on our business and financial condition;

●	the ability of our short stay accommodation offerings to achieve market acceptance and to build our portfolio of accommodation offerings in multiple cities throughout the United States and internationally;

●	the impact of increased competition;

●	our success in retaining or recruiting officers, key employees and directors;

●	our ability to service our existing indebtedness and obtain additional financing when and if needed;

●	our ability to protect our intellectual property;

●	our ability to complete strategic acquisitions, including joint ventures;

●	our ability to manage growth and integrate operations from properties that we lease;

●	uninterrupted service by the third-party service providers we rely on for material parts of our operations, including payment processing, data collection and security, online reservations and booking and other technology services;

●	the liquidity and trading of our securities;

●	regulatory and operational risks;

●	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and

●	the time during which we will be an Emerging Growth Company (“EGC”) under the Jumpstart Our Business Startups Act of 2012, or JOBS Act.

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The forward-looking statements contained in this prospectus and the information incorporated by reference are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those listed elsewhere in this prospectus, in the Annual Report under “Item 1A. Risk Factors”, and the risks detailed in our periodic filings with the SEC and future SEC reports. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

Given these risks and uncertainties, readers are cautioned not to place undue reliance on such statements, which speak only as of the date of this prospectus. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this prospectus.

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SUMMARY OF THE PROSPECTUS

This summary contains basic information about us and our business but does not contain all of the information that is important to your investment decision. You should carefully read this summary together with the more detailed information contained elsewhere in this prospectus and the documents incorporated herein by reference before making an investment decision. Investors should carefully consider the information set forth under the section entitled “Risk Factors” appearing elsewhere in this prospectus.

Overview

We utilize an asset light business model to lease entire hotels on a long-term basis and rent out hotel rooms in the properties we lease. We currently manage a portfolio of hotel rooms in New York, Washington D.C., Miami Beach, New Orleans and Los Angeles. With recent hotel rooms becoming available, as of May 9, 2023, we have approximately 1,673 under lease. We believe the pandemic created, and current economic conditions present, a historic opportunity for us to lease dislocated and underutilized hotels at favorable economics for our company.

We have plans to expand both domestically and internationally. At this time, London is the next city targeted for expansion.

We strive to improve operational efficiencies by leveraging proprietary technology to identify, lease, manage, and market globally the hotel space we lease to business and vacation travelers through our online portal and third-party sales and distribution channels. Our top three sales channels represented over 95% of revenue during the three months ended March 31, 2023.

Our executive offices are located at 2125 Biscayne Blvd, Suite 253 Miami, Florida 33137, our telephone number is 833-723-7368 and our website address is https://luxurbanhotels.com. The information contained on, or that can be accessed through, our website is not part of this prospectus.

Business

We are building a portfolio of hotels that provide short-term accommodations for guests at average nightly and occupancy rates that exceed our total cost and expenses. We are growing this portfolio by capitalizing on the dislocation in the hotel industry created by the pandemic and subsequent rising interest rate environment. We target business and vacation travelers under our consumer brand LuxUrban and we market our hotel properties through our proprietary sales portal as well as several worldwide online travel agency (“OTA”) channels.

We believe that as a result of pandemic-induced hotel closures, changing financial requirements for hotel owners, as well as a significantly higher interest rate and refinancing environment, LuxUrban has a multi-year pipeline of potential properties to lease at favorable economics to our Company.

Many of the hotels that we lease have been hotels that were shuttered or underutilized as a result of the global pandemic. Other properties that we lease were either poorly managed properties where the landlord was looking for a more stable tenant, or a refinancing opportunity where LuxUrban provided a landlord a more desirable lender-friendly, long-term lease agreement.

Based on the market dislocation mentioned above, we believe our pipeline of high-quality opportunities will provide multiple leasing opportunities in upcoming years. Currently, we are focused on turnkey properties that require limited amounts of incremental capital to make the property guest-ready. We expect over time that we may need to invest additional capital as the best opportunities in our pipeline become leased. Even if we need to increase the capital we invest to make ready a property, we believe there are many attractive opportunities for properties where the economics will still be favorable based on the above mentioned market dislocation. In addition, we may be able to obtain greater concessions from landlords as a result of the capital required.

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Terms of the Offering

Common stock offered by the Selling Stockholder:	This prospectus relates to the offer and sale of up to an aggregate of 1,250,000 shares of common stock by the Selling Stockholder from time to time.

Selling Stockholder:	See the section of this prospectus entitled “Selling Stockholder.”

Shares of common stock outstanding prior to this offering:	34,536,591 shares of our common stock outstanding.

Shares of common stock outstanding assuming exercise of the Financing Warrants:	35,786,591 shares of our common stock outstanding.

Use of proceeds:

We will not receive any proceeds from the sales of common stock by the Selling Stockholder pursuant to this prospectus. We may, however, receive up to $3,125,000 in aggregate gross proceeds from the exercise of the Financing Warrants to the extent they are exercised for cash.

To the extent we receive cash proceeds upon sales of common stock to the Selling Stockholder, we intend to use any proceeds therefrom to lease additional accommodation units and for general corporate purposes. See “Use of Proceeds” on page 8 of this prospectus.

Risk factors:	Investing in our securities involves a high degree of risk. See “Risk Factors” below and the other information included elsewhere in this prospectus and the documents incorporated herein by reference for a discussion of factors you should carefully consider before deciding to invest our securities.

Listing:	Our common stock is listed on Nasdaq under the symbol “LUXH.”

Summary Risk Factors

An investment in our securities involves various risks that you should consider carefully before investing in us. Many of these risks are discussed in this prospectus under the heading “Risk Factors” beginning on page 7 and “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which was filed with the SEC on March 31, 2023 (the “Annual Report”). If any of these risks occur, our business, financial condition, liquidity, results of operations, prospects and ability to make interest payments to our noteholders and distributions to our shareholders could be materially and adversely affected. In that case, the trading price of our securities could decline, and you may lose a portion or your entire investment. These risks include:

●	Our company’s ability to raise capital in the future could become impaired; and our stockholders bear the risk of our company’s future offerings reducing the market prices of our securities and dilution to such stockholders’ interests; and

●	Future sales of our common stock, or the perception that future sales may occur, may cause the market price of our common stock to decline, even if our business is doing well.

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Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we are eligible to receive certain specified reduced disclosure and other requirements that are otherwise generally applicable to public companies that are not “emerging growth companies,” including, but not limited to, exclusion from the requirement to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We have irrevocably opted-out of the extended transition period afforded to emerging growth companies in Section 7(a)(2)(B) of the Securities Act for complying with new or revised financial accounting standards. As a result, we will comply with new or revised accounting standards on the same time frames as other public companies that are not emerging growth companies.

We will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year during which our total annual gross revenue equals or exceeds $1.235 billion (subject to adjustment for inflation), (ii) December 31, 2027 (the last day of the fiscal year following the fifth anniversary of our initial public offering (“IPO”), (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities, and (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act.

We are also a “smaller reporting company” as defined in Regulation S-K under the Securities Act and may take advantage of certain of the scaled disclosures available to smaller reporting companies. We may be a smaller reporting company even after we are no longer an “emerging growth company.”

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RISK FACTORS

You should carefully review and consider the following risk factors, together with the other information contained in this prospectus, and the financial and other information set forth under “Item 1A. Risk Factors” of the Annual Report, which is incorporated herein by reference, and in other filings we make with the SEC, in evaluating an investment in our company. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on the business, cash flows, financial condition and results of operations of our company. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by our management that later may prove to be incorrect or incomplete. We may face additional risks and uncertainties that are not presently known or that are currently deemed immaterial, which may also impair our business or financial condition.

Risks Related to This Offering

Our company’s ability to raise capital in the future could become impaired; and our stockholders bear the risk of our company’s future offerings reducing the market prices of our securities and dilution to such stockholders’ interests.

In the future, our company may need to raise additional funds through the issuance of new equity securities, debt, or a combination of both. However, any sale or perception of a possible sale by our stockholders, and any related decline in the market price of our common stock, could impair our ability to raise capital. If adequate funds are not available on acceptable terms, and our company is not able to raise additional funds through the issuance of new equity securities, we may be unable to fund our capital requirements. If our company issues new debt securities, the debt holders would have rights senior to common stockholders to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our common stock. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of our common stock. In addition, our stockholders will experience additional dilution when option holders exercise their right to purchase common stock under our equity incentive plans, when restricted stock awards vest and settle, when we issue equity awards to our employees under our equity incentive plans, or when we otherwise issue additional equity. Should we require additional funding, we cannot be sure that it will be available to us on reasonable terms, or at all. If we cannot raise additional funds when we need them, our ability to continue to support our business and to respond to business challenges would be significantly limited, and our business, results of operations, and financial condition would be materially adversely affected. The ability to issue securities in any future offering will also depend on market conditions and other factors beyond our control, and accordingly, we cannot predict or estimate the amount, timing, or nature of our company’s future offerings. Thus, our stockholders bear the risk of our future securities offerings reducing the market price of our common stock and diluting their interest.

Future sales of our common stock, or the perception that future sales may occur, may cause the market price of our common stock to decline, even if our business is doing well.

Sales of substantial amounts of our common stock in the public market, or the perception that these sales may occur, could materially and adversely affect the price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. The shares of common stock offered by the Selling Stockholder in this offering will be freely tradable, without restriction, in the public market. See the section entitled “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling shares of our common stock.

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USE OF PROCEEDS

This prospectus relates to the offer and resale of up to an aggregate of 1,250,000 shares of common stock by the Selling Stockholder.

We are not selling any shares of common stock being offered by this prospectus and will not receive any of the proceeds from the sale of such shares by the Selling Stockholder. We may, however, receive up to $3,125,000 in aggregate gross proceeds from sales of our common stock to the Selling Stockholder upon any cash exercises of the Financing Warrants.

To the extent we receive cash proceeds upon sales of common stock to the Selling Stockholder, we intend to use any proceeds therefrom to lease additional accommodation units and for general corporate purposes. We will have broad discretion in the way that we use these proceeds.

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MARKET PRICE OF OUR COMMON STOCK AND DIVIDENDS

Market Price of Our common stock

Our common stock is listed on Nasdaq under the symbol “LUXH.”

On June 20, 2023, the closing price of our common stock was $2.89. As of June 20, 2023, there were 34,536,591 shares of our common stock outstanding, held of record by 29 record holders. The number of record holders of our common stock does not include the DTC participants or beneficial owners holding shares through nominee names.

Securities Authorized for Issuance Under Equity Compensation Plans

There are 4,500,000 shares of our common stock reserved for issuance under our 2022 Long-Term Incentive Equity Plan (as amended the “2022 Plan”). The 2022 Plan was originally adopted by the board of directors of the Company (the “Board”) in January 2022 and authorized the issuance of 3,000,000 shares of our common stock. On April 13, 2023, the Board approved, subject to the approval of the stockholders, an amendment to the 2022 Plan (the “Amendment”) to increase the aggregate share authorization by 1,500,000 shares of our common stock under the 2022 Plan. On June 6, 2023, the stockholders of the Company approved the Amendment. As of June 20, 2023, we have granted options to purchase an aggregate of 1,912,046 shares of common stock. In May 2023, we issued an aggregate of 160,036 shares of common stock to certain employees and executive officers as consideration for deferred compensation

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DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital and surplus requirements, contractual restrictions, general business conditions, and other factors that our board of directors may deem relevant. Our ability to pay dividends may also be restricted by the terms of any future credit agreement or any future debt, or preferred equity securities of us or our subsidiaries.

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DESCRIPTION OF CAPITAL STOCK

Introduction

In the discussion that follows, we have summarized selected provisions of our certificate of incorporation, bylaws and the Delaware General Corporation Law, or “DGCL,” relating to our capital stock. This summary does not purport to be complete. This discussion is subject to the relevant provisions of Delaware law and is qualified in its entirety by reference to our certificate of incorporation and our bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part. You should read the provisions of our certificate of incorporation and our bylaws as currently in effect for provisions that may be important to you.

General

We are authorized to issue 90,000,000 shares of common stock, par value $0.00001 and 10,000,000 shares of preferred stock, par value $0.00001.

As of June 20, 2023, there were 34,536,591 shares of our common stock outstanding. We have not issued any shares of preferred stock and there are no shares of our preferred stock outstanding.

Common stock

Voting Rights

Holders of shares of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, unless otherwise required by law or our certificate of incorporation. See “Certain Anti-Takeover Provisions of our Certificate of Incorporation and By-Laws,” below. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the voting power voting for the election of directors can elect all of the directors.

Dividend Rights

All shares of our common stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the board of directors out of any assets legally available therefor.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Subject to the preferential or other rights of any holders of preferred stock then outstanding, upon our dissolution, liquidation or winding up, whether voluntary or involuntary, holders of our common stock will be entitled to receive ratably all of our assets available for distribution to our stockholders unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under our certificate of incorporation) of the holders of a majority of the outstanding shares of our common stock.

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Merger or Consolidation

In the case of any distribution or payment in respect of the shares of our common stock upon our consolidation or merger with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a consolidation or merger, such distribution or payment shall be made ratably on a per share basis among the holders of our common stock.

Financing Warrants

In 2023, we have sold to Greenle the Financing Warrants, as described below in “Selling Stockholder” of this prospectus.

Preferred Stock

No shares of preferred stock will be issued or outstanding immediately after the offering contemplated by this prospectus. Our certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock. Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by the holders of our common stock. Our board of directors will have the discretion to determine, without stockholder approval and with respect to any series of preferred stock, the powers (including voting powers), preferences, and relative, participating, optional, or other special rights, and the qualifications, limitations, or restrictions thereof, including, without limitation:

●	the designation of the series;

●	the number of shares of the series, which our board of directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

●	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

●	the dates at which dividends, if any, will be payable;

●	the redemption or repurchase rights and price or prices, if any, for shares of the series;

●	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

●	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution, or winding-up of our affairs;

●	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of us or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices, or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

●	restrictions on the issuance of shares of the same series or of any other class or series; and

●	the voting rights, if any, of the holders of the series.

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We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium over the market price of the shares of our common stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of our common stock by restricting dividends on our common stock, diluting the voting power of our common stock or subordinating the liquidation rights of our common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock. We have no current plan for the issuance of any shares of preferred stock.

Certain Anti-Takeover Provisions of our Certificate of Incorporation and By-Laws

Special Meeting of Stockholders

Our bylaws provide that special meetings of our stockholders may be called only by a majority vote of our board of directors, or by our chairman and chief executive officer or by our secretary at the request in writing of stockholders owning a majority of the voting power of our issued and outstanding capital stock.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be delivered to our principal executive offices not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the scheduled date of the annual meeting of stockholders. In the event that less than 70 days’ notice or prior public disclosure of the date of the annual meeting of stockholders is given, a stockholder’s notice shall be timely if delivered to our principal executive offices not later than the 10th day following the day on which public announcement of the date of our annual meeting of stockholders is first made or sent by us. Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Removal and Appointment of Directors

Our entire board of directors or any individual director may be removed from office with or without cause by a majority vote of the holders of the voting power of outstanding voting power of the shares then entitled to vote at an election of directors. In such case, new directors may be elected by the stockholders then holding a majority of our voting power. As of the date of this prospectus, our chairman and chief executive officer controls the majority of our voting power and therefore will be able to unilaterally exercise the foregoing rights.

Exclusive Forum Selection

Article Eleventh of our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or our certificate of incorporation, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware, or if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. While this provision is intended to include all actions, excluding any arising under the Securities Act of 1933, the Exchange Act of 1934 and any other claim for which the federal courts have exclusive jurisdiction, there is uncertainty as to whether a court would enforce this provision.

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Limitation on Directors’ Liability and Indemnification

Our certificate of incorporation provides that no director of ours will be personally liable to us or any of our stockholders for monetary damages arising from the director’s breach of fiduciary duty as a director. However, this does not apply with respect to any action in which the director would be liable under Section 174 of the DGCL nor does it apply with respect to any liability in which the director (i) breached his duty of loyalty to us or our stockholders; (ii) did not act in good faith or, in failing to act, did not act in good faith; (iii) acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or (iv) derived an improper personal benefit. This provision could have the effect of reducing the likelihood of derivative litigation against our directors and may discourage or deter our stockholders or management from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders.

Our certificate of incorporation and bylaws provide that all directors and officers shall be entitled to be indemnified by such company to the fullest extent permitted by law. The certificate of incorporation provides that we may indemnify to the fullest extent permitted by law all employees. Our bylaws provide that, if authorized by our board of directors, we may indemnify any other person whom it has the power to indemnify under section 145 of the DGCL. We have entered, and intend to continue to enter, into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation and bylaws. We also maintain directors’ and officers’ liability insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or person controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Anti-Takeover Provisions

Provisions of the DGCL and our certificate of incorporation and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in improved terms for our stockholders.

Delaware Anti-Takeover Statute.

We are subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

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Amendments to Our Certificate of Incorporation.

Under the DGCL, the affirmative vote of a majority of the outstanding shares entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon is required to amend a corporation’s certificate of incorporation. Under the DGCL, the holders of the outstanding shares of a class of our capital stock shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would:

●	increase or decrease the aggregate number of authorized shares of such class;

●	increase or decrease the par value of the shares of such class; or

●	alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class of our capital stock so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class for the purposes of this provision.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company. The transfer agent’s and registrar’s address is: 1 State Street, 30th Floor, New York, New York 10004-1561.

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PRINCIPAL STOCKHOLDERS

The following table sets forth information available to us as of June 20, 2023 with respect to the beneficial ownership of our common stock:

●	each person known by us to beneficially own more than 5% of our common stock;

●	each of our named executive officers and directors (and director nominees); and

●	all of our executive officers and directors as a group.

We believe, based on the information furnished to us, that each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned by such stockholder unless noted otherwise, subject to community property laws where applicable.

Name	Shares of Common Stock Owned(1)	Percentage Ownership
Brian Ferdinand, Chairman and Chief Executive Officer(2)	16,603,128	48.07%
Jimmie Chatmon, Chief Operating Officer and Director(3)	1,613,000	4.67%
David Gurfein, former President and Chief Operating Officer(4)	960,199	2.78%
Shanoop Kothari, President and Chief Financial Officer(5)	1,524,526	4.41%
Karl Rothman, Chief Accounting Officer(6)	-	*
Kevin J. Mikolashek, Chief Compliance Officer(7)	75,000	*
Leonard Toboroff, Director(8)	447,500	1.29%
Aimee J. Nelson, Director	46,833	*
Jeffrey Webb, Director	46,833	*
David Berg, Director	46,833	*
Donald Engel, Director	46,833	*
EBOL Holdings LLC(9)	1,840,300	5.33%
Greenle Partners LLC Series Alpha P.S. and affiliate(10)	4,269,747	8.09%
All executive officers and directors (and nominees) as a group(11)	21,410,685	61.99%

(1)	Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and generally includes shares over which such stockholder has voting or dispositive power, including any shares that such stockholder has the right to acquire within 60 days of the date hereof. The percentage of shares of our common stock beneficially owned by the Selling Stockholder prior to the offering shown in the table below is based on an aggregate of 34,536,591 shares of our common stock outstanding on June 20, 2023.
(2)	Represents (a) 15,468,969 shares of our common stock owned by THA Holdings LLC (“THA Holdings”), an entity controlled by Brian Ferdinand, our Chairman and Chief Executive Officer, (b) 462,500 shares of our common stock owned by THA Family II Limited Liability Company (“THA Family II”), an entity owned and controlled by Mr. Ferdinand’s spouse (c) 250,000 shares of our common stock issuable upon exercise of the THA Contingent Warrants owned by THA Family II, (d) 180,825 shares of our common stock owned by Mr. Ferdinand, (e) 73,334 shares of our common stock owned by by SuperLuxMia LLC, (f) 55,000 shares of our common stock issuable upon conversion of a 2022 Insider Bridge Warrant owned by SuperLuxMia LLC, an entity owned and controlled by Mr. Ferdinand, (g) 112,500 shares of common stock issuable upon conversion of a 2022 Insider Bridge Warrant owned by THA Family II, See “Certain Relationships and Related Person Transactions” in our Amended and Restated Definitive Proxy Statement on Schedule 14A filed with the SEC on June 5, 2023 (“Proxy Statement”).

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(3)	Represents 1,613,000 shares of our common stock owned by JLC III LLC (“JLC”), an entity owned and controlled by Jimmie Chatmon, our Executive Vice President and a director. The principal address of JLC is 180 NE 29 Street, #828, Miami, Florida 33137. The business address of Mr. Chatmon is c/o LuxUrban Hotels Inc., 2125 Biscayne Blvd. Suite 253, Miami, Florida 33137.
(4)	Represents 960,199 shares of our common stock owned by Sierra Bravo Holdings LLC (“SBH”), an entity owned and controlled by the spouse of David Gurfein, our former President and Chief Operating Officer. Does not include 250,000 shares of our common stock issuable upon exercise of options granted to Mr. Gurfein, which options shall vest in three equal annual installments upon our company’s attainment of certain revenue targets as described in “Executive Compensation — Executive Compensation Arrangements” in our Proxy Statement. The principal address of SBH is 5810 Kingstowne Center, Suite 120-317, Alexandria, Virginia 22315. The business address of Mr. Gurfein is c/o LuxUrban Hotels Inc., 2125 Biscayne Blvd. Suite 253, Miami, Florida 33137.
(5)	Includes 875,000 shares of restricted stock issued under our Equity Incentive Plan which vested immediately, but up to 75% of such shares are subject to forfeiture in the event Mr. Kothari’s employment is terminated by us with cause or by Mr. Kothari without good reason. Includes 74,074 shares of our common stock, and 55,556 shares of common stock underlying a 2022 Insider Bridge Warrants owned by Mr. Kothari. See “Certain Relationships and Related Person Transactions” in our Proxy Statement. The business address of Mr. Kothari is c/o LuxUrban Hotels Inc., 2125 Biscayne Blvd. Suite 253, Miami, Florida 33137.
(6)	Does not include 157,000 shares of common stock issuable upon exercise of options granted to Mr. Rothman, which options shall vest in three equal annual installments commencing on August 16, 2023. The business address of Mr. Rothman is c/o LuxUrban Hotels Inc., 2125 Biscayne Blvd. Suite 253, Miami, Florida 33137.
(7)	Does not include 93,750 shares of common stock issuable upon exercise of options granted to Mr. Mikolashek, which options shall vest in three equal annual installments commencing August 16, 2023. The business address of Mr. Mikolashek is c/o LuxUrban Hotels Inc., 2125 Biscayne Blvd. Suite 253, Miami, Florida 33137.
(8)	Includes 426,000 shares of our common stock and 12,500 shares of common stock issuable upon exercise of warrants granted to Mr. Toboroff.
(9)	Includes 1,840,300 shares of common stock. EBOL Holdings LLC is an entity owned and controlled by Edward Rogers, our company’s former Head of Property Acquisitions.
(10)	Consists of (a) 1,250,000 shares of common stock underlying warrants issued by the Issuer to Greenle with the beneficial ownership not to exceed 9.99% and (b) 3,019,747 shares of common stock.
(11)	Represents all shares indicated as included in footnotes (2) through (8) above. Excludes all shares indicated as not included in footnotes (2) through (8) above.

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SELLING STOCKHOLDER

The common stock being offered by the Selling Stockholder are those issuable to the Selling Stockholder upon the exercise of the Financing Warrants. We are registering the resale of the shares of common stock in order to permit the Selling Stockholder to offer the shares for resale from time to time. Except for the transactions described in “Item 15. Recent Sales of Unregistered Securities”, elsewhere in this prospectus, and our other SEC filings, Greenle Partners LLC Series Alpha P.S. (“Greenle Alpha”), Greenle Partners LLC Series Beta P.S. (“Greenle Beta” and, together with Greenle Alpha, “Greenle”) has not had any material relationship with us within the past three years.

Financing Warrants

Pursuant to a letter agreement, dated April 16, 2023 (the “Financing Warrants Letter Agreement”) by and between the Company and Greenle, we issued to (i) Greenle Alpha 1,000,000 warrants to purchase shares of our common stock at $3.00 per share, exercisable for five years from the date of issuance and (ii) Greenle Beta 250,000 warrants to purchase shares of our common stock at $4.00 per share, exercisable for five years from the date of issuance (collectively, the “Financing Warrants”).

Pursuant to a letter agreement, dated June 19, 2023 (the “June Financing Warrants Letter Agreement”) by and between the Company and Greenle, the Company and Greenle agreed to reduce the exercise price of the Financing Warrants to $2.50 per share.

Pursuant to the June Financing Warrants Letter Agreement, the Company agreed to register the re-sale of the shares of common stock underlying the Financing Warrants.

Selling Stockholder

The table below lists the Selling Stockholder and other information regarding the beneficial ownership of the shares of common stock by the Selling Stockholder. The second column lists the number of shares of common stock beneficially owned by the Selling Stockholder, based on its ownership of the Financing Warrants as of June 20, 2023, assuming the exercise of the warrants held by the Selling Stockholder on that date, without regard to any limitations on exercises.

The third column lists the shares of common stock being offered by this prospectus by the Selling Stockholder.

This prospectus generally covers the resale of the sum of (i) the number of shares of common stock issuable to the Selling Stockholder upon the exercise of the Financing Warrants, as described above and our other SEC filings and (ii) the maximum number of shares of common stock issuable upon exercise of the related warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the the Financing Warrants Letter Agreement, without regard to any limitations on the exercise of the warrants. The fourth column assumes the sale of all of the shares offered by the Selling Stockholder pursuant to this prospectus.

Under the terms of the Financing Warrants, the Selling Stockholder may not exercise the Financing Warrants to the extent such conversion or exercise would cause the Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 9.99% of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon conversion of such notes or exercise of such warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The Selling Stockholder may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

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Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of our common stock with respect to which the Selling Stockholder has sole or shared voting and investment power. The percentage of shares of our common stock beneficially owned by the Selling Stockholder prior to the offering shown in the table below is based on an aggregate of 34,536,591 shares of our common stock outstanding on June 20, 2023. The fourth column assumes the resale by the Selling Stockholder of all of the shares of our common stock being offered for resale pursuant to this prospectus.

	Number of Shares of common stock Beneficially Owned Prior to Offering		Maximum Number of Shares of common stock to be Offered Pursuant to this Prospectus	Number of Shares of common stock Beneficially Owned After Offering
Name of Selling Stockholder	Number		Number	Number(1)	Percent
Greenle Partners LLC Series Alpha P.S. and Greenle Partners LLC Series Beta P.S. (together, “Greenle”)(2)	4,269,747	(3)	1,250,000	3,019,747	9.99	(4)

(1)	Assumes the sale of all shares of our common stock being offered pursuant to this prospectus.
(2)	The business address of Greenle Partners LLC Series Alpha P.S. (“Greenle Alpha”) and Greenle Partners LLC Series Beta P.S. (“Greenle Beta” and, together with Greenle Alpha, “Greenle”) is 156 W. Saddle River Road Saddle River, NJ 07458. Mr. Alan Uryniak, as the manager of Greenle, has sole voting and dispositive power over all shares beneficially owned by Greenle.
(3)	Consists of (a) 1,250,000 shares of common stock underlying warrants issued by the Issuer to Greenle with the beneficial ownership not to exceed 9.99% and (b) 3,019,747 shares of common stock.
(4)	At no point will ownership of the shares exceed 9.99%.

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PLAN OF DISTRIBUTION

The selling stockholder (the “Selling Stockholder”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The Selling Stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our common stock. Although our common stock is listed on the Nasdaq Capital Market as of the date of this prospectus, we cannot assure you that there will remain an active public market for our common stock.

23,719,068 shares of our currently outstanding common stock are “restricted securities,” as that term is defined in Rule 144. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below.

As a result of the provisions of Rules 144 and 701 promulgated under the Securities Act, 23,719,068 shares of our common stock will be or are currently eligible for sale in the public market, subject, in certain circumstances to the volume, manner of sale and other limitations under Rule 144 and Rule 701. This does not include an aggregate of 4,191,490 shares all of which shall be sellable by the Selling Stockholder upon issuance pursuant to our previously filed Registration Statement on Form S-1 (333-267821) and 1,250,000 shares issuable upon exercise of the Financing Warrants all of which shall be sellable by the Selling Stockholder upon issuance under this prospectus.

Registration Rights

Pursuant to the June Financing Warrants Letter Agreement, the Company agreed to register the re-sale of the shares of common stock underlying the Financing Warrants.

Rule 144

Affiliate Resales of Restricted Securities

In general, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is an affiliate of ours, or who was an affiliate at any time during the 90 days before a sale, who has beneficially owned shares of our common stock for at least 180 days would be entitled to sell in “broker’s transactions” or certain “riskless principal transactions,” or to market makers, a number of shares within any three-month period that does not exceed the greater of:

●	1% of the number of shares of our common stock then outstanding; and

●	the average weekly trading volume in our common stock on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Affiliate resales under Rule 144 are also subject to the availability of current public information about us. In addition, if the number of shares being sold under Rule 144 by an affiliate during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the seller must file a notice on Form 144 with the SEC and Nasdaq concurrently with either the placing of a sale order with the broker or the execution directly with a market maker.

Non-Affiliate Resales of Restricted Securities

Under Rule 144, a person who is not an affiliate of ours at the time of sale, and has not been an affiliate at any time during the 90 days preceding a sale, and who has beneficially owned shares of our common stock for at least six months but less than a year, is entitled to sell such shares subject only to the availability of current public information about us. If such person has held our shares for at least one year, such person can resell without regard to any Rule 144 restrictions, including the 90-day public company requirement and the current public information requirement.

Non-affiliate resales are not subject to the manner of sale, volume limitation, or notice filing provisions of Rule 144.

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LEGAL MATTERS

The legality of the securities offered hereby will be passed on for us by our counsel, Hunton Andrews Kurth LLP, New York, New York.

EXPERTS

The consolidated financial statements of LuxUrban Hotels Inc. as of December 31, 2022 and 2021, and for the years ended December 31, 2022 and 2021, are included herein in reliance upon the report of Grassi & Co., CPAs, P.C., independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with the registration statement. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC also maintains an internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that website is www.sec.gov. Additionally, you may access our filings with the SEC through our website at https://luxurbanhotels.com.

We are required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. These reports, proxy statements, and other information will be available on the website of the SEC referred to above.

Information contained on, or that can be accessed through, our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

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INFORMATION INCORPORATED BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. The information incorporated by reference is considered to be a part of this prospectus and any accompanying prospectus supplement. The documents listed below are incorporated by reference:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 31, 2023;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 9, 2023;

●	our Current Reports on Form 8-K, filed with the SEC on February 14, 2023, February 21, 2023, April 18, 2023, May 17, 2023, May 23, 2023, June 8, 2023 and June 20, 2023;

●	the description of the Common Stock contained in the Company’s Registration Statement on Form 8-A/A (File No. 001-41473), filed with the SEC on August 10, 2022, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

●	the Amended and Restated Definitive Proxy Statement on Schedule 14A filed with the SEC on June 5, 2023 (solely to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022);

We also incorporate by reference all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering described in this prospectus. Any statement made in this prospectus or in a document incorporated by reference into this prospectus or any prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests should be directed to 2125 Biscayne Blvd, Suite 253, Miami, FL 33137, Attention: Secretary or by calling us at 833-723-7368.

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LUXURBAN HOTELS INC.

1,250,000 shares of Common Stock
offered by the Selling Stockholder

prospectus

          , 2023

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PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered for resale hereunder. All amounts, other than the SEC registration fee, are estimates. We will pay all these expenses.

Amount to be paid
SEC Registration Fee	$418
Accounting fees and expenses	10,000
Legal fees and expenses	55,000
Miscellaneous fees and expenses	7,500
Total	$72,916

Item 14. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the Delaware General Corporation Law (“DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

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Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Additionally, our certificate of incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and our Bylaws provide that we will indemnify them to the fullest extent permitted by such law. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Item 15. Recent Sales of Unregistered Securities.

Financing Activities

The below table summarizes our outstanding third-party investor financings as of June 20, 2023:

Original Issuance/Borrowing Date	Maturity Date	Original Principal Amount	Amount Outstanding at June 20, 2023
“Greenle Alpha” or “First Investor Financing”(1)
5/27/2022	4/15/2025	$1,725,000.00	$0
9/20/2022	4/15/2025	$2,070,000.00	$0
“Greenle Beta” “Series C” or “Second Investor Financing”(2)
9/30/2022	4/15/2025	$1,408,750.00	$0
10/21/2022	4/15/2025	$1,466,250.00	$0
“Series D” or “Third Investor Financing”(3)
11/25/2022	4/15/2025	$2,242,500.00	$0
11/25/2022	4/15/2025	$632,500.00	$0

Totals		$9,545,000.00	$0	(4)(5)(6)

(1)	On May 27, 2022, June 30, 2022 and September 19, 2022, we issued an aggregate of $5,750,000 principal amount of 15% original issue discount notes to Greenle Partners LLC Series Alpha P.S. (“Greenle Alpha”) These notes bear interest at 5% per annum with all accrued interest payable at maturity. In conjunction with these issuances, we have issued five-year warrants to purchase an aggregate of 1,437,500 shares of our common stock at a per share exercise price of $2.00. For services rendered in arranging this financing, we paid Maxim Group LLC (“Maxim”), the lead-book-running manager of our initial public offering (“IPO”), aggregate agency fees of $256,000 and issued Maxim five-year warrants to purchase an aggregate of 32,000 shares of our common stock at a per-share exercise price of $4.40 per share.
(2)	On September 30, 2022 and October 23, 2022, we issued an aggregate of $2,875,000 principal amount of 15% original issue discount notes to Greenle Alpha. The notes are convertible into shares of our common stock at a price of $2.00 per share. In conjunction with these issuances, we have issued five-year warrants to purchase an aggregate of 1,437,501 shares of common stock at a per share exercise price of $2.00.
(3)	On November 23, 2022, we entered into a loan agreement evidenced by a promissory note with Greenle Alpha and Greenle Partners LLC Series Beta P.S. (together with Greenle Alpha, “Greenle”) pursuant to which we issued an aggregate of $2,875,000 principal amount of 15% original issue discount notes to Greenle.

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(4)	In conjunction with these three financings, we have also issued to Greenle an aggregate of 2,156,251 warrants to purchase shares of our common stock at $2.00 per share, exercisable for five years from the date of issuance. In addition, we granted revenue participation rights providing Greenle with an aggregate share, typically 5% to 10% in the first five years of the relevant lease, and 1% thereafter, of the quarterly revenues generated by properties for which the subject note net proceeds were used to pay deposits or letters of credit, during the initial term of the subject lease relating to such property (including any prescribed extensions thereof).

(5)	The totals shown give effect to Greenle’s conversion of $3,000,000 aggregate principal amount of our 15% original discount notes into 1,000,000 shares of our common stock in December 2022 pursuant to a separately-negotiated extension and conversion agreement. Pursuant to this agreement, we shall issue to Greenle a number of credits under our existing revenue share agreements which equal to fifteen percent (15%) of the principal amount of the Extension Notes so converted. Furthermore, Mr. Ferdinand agreed to personally and individually pay Greenle, without cost to the Company, any shortfall below $3,000,000 in the aggregate amount Greenle realizes in public or private sales of the shares issued in connection with the conversion and the $3 million purchase price. As part of this agreement Mr. Ferdinand transferred 874,474 Shares in January of 2023. After this transfer, Mr. Ferdinand has no other obligations under this agreement.
(6)	The totals shown give effect to Greenle’s conversion of $2,600,000 aggregate principal amount of our 15% original discount notes into 1,528,975 shares of common stock pursuant to the June Financing Warrants Letter Agreement.

Refer to “Selling Stockholder” above for more information regarding the Financing Warrants.

Affiliate Financings

In May 2022, SuperLuxMia LLC, an entity controlled by our founder, Chairman and Chief Executive Officer, Brian Ferdinand, provided $661,000 in financing to our company for general operating expenses relating to the launch of our Marriott Herald Square property. This loan is evidenced by an unsecured, 24-month note, bearing interest at 6% per annum, with interest payable at maturity. We may prepay this note at any time without prepayment penalty, subject to the terms of our other existing debt.

In June 2022, Mr. Ferdinand personally provided us with an additional $750,000 of financing via a credit facility for operating expenses relating to the launch of certain of our newer properties, including the Astor Hotel and 1000 29th Street. This loan is evidenced by an unsecured, 24-month note, bearing interest at 6% per annum, with interest payable at maturity. We may prepay this note at any time without prepayment penalty, subject to the terms of our other existing debt. In October 2021, we issued a promissory note (the “October 2021 Note”) to THA Family II LLC, an affiliate of Mr. Ferdinand, our Chairman and Chief Executive Officer, in the principal amount of $2 million. As part of the note purchase we also issued warrants to purchase 250,000 shares of our common stock at an exercise price of $4.20. The October 2021 Note has a maturity date of April 15, 2023, and bears interest at the rate of 6% per annum, with such interest payable monthly in arrears in cash. At the close of our IPO $1.0 mm of principal balance of this note converted into 312,500 shares of our stock and remaining balance was repaid.

In November 2021, we issued a promissory note (the “November 2021 Note”) to EBOL Holdings LLC, an entity controlled by a holder of more than 5% of our common stock, in the principal amount of $500,000. As part of the note purchase we also issued the investor warrants to purchase 125,000 shares of our common stock at an exercise price of $4.20 per share. The November 2021 Note had a maturity date of May 15, 2023. At the closing of our IPO, $200,000 of the November 2021 Note was repaid, with $238,000 unpaid principal (and accrued interest thereon) remaining outstanding at December 31, 2022.

On April 28, 2023, the Company entered into a Release Agreement, by and between the Company, on the one hand, and Edward Rogers and EBOL Holdings LLC (collectively, the “Investor”), on the other hand (the “Release Agreement”), whereby the Company agreed to issue to the Investor 254,000 shares (the “EBOL Shares”) of the Company’s common stock as consideration for all prior investments and agreements between the Investor and the Company, including, but not limited to, warrants to purchase up to 125,000 shares of the Company’s common stock issued to EBOL Holdings LLC on December 28, 2021, and the Investor agreed to release the Company from any and all liabilities and claims of any nature, which Investor ever had, now has or hereafter may have against the Company.

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Independent Director Issuances

In August 2022, we issued 13,500 shares of our common stock to each of our independent outside directors as part of their annual compensation for serving on our board of directors. In February 2023, we issued 33,333 shares of our common stock to each of our independent outside directors as part of their annual compensation for serving on our board of directors.

Exemptions from Registration

The offer, sale, and issuance of the notes, warrants and shares of common stock described in the preceding paragraphs were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act or Rule 506 of Regulation D promulgated thereunder, as a transaction by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was either an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act or had adequate access, through employment, business, or other relationships, to information about the Company.

Grants of Stock and Stock Options

From January 1, 2022 through the date of this prospectus, we granted options to purchase an aggregate of 1,912,046 shares of our common stock to our officers and other employees under the 2022 Plan. All options are subject to vesting, in all cases in three equal annual installments commencing on the first anniversary of the date of consummation of our IPO. All options are exercisable at a $4.00 per-share exercise price.

In May 2023, we issued an aggregate of 160,036 shares of common stock to certain employees and executive officers as consideration for deferred compensation.

The issuance of common stock and stock options and common stock issuable upon the exercise of such stock options, as described above were issued pursuant to written compensatory plans or arrangements with our officers, directors, and employees, including the 2022 Plan. Prior to registration of the Plan under the Securities Act of 1933, as amended, on Form S-8, such grants were made in reliance on the exemption set forth in Section 4(a)(2) under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference

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EXHIBIT INDEX

Exhibit No.	Description
3.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (File No. 333-262114) filed with the SEC on January 12, 2022).
3.1.1	Certificate of Amendment to Certificate of Incorporation (incorporated by reference to Exhibit 3.1.1 to the Company’s Registration Statement on Form S-1/A (File No. 333-262114) filed with the SEC on April 15, 2022).
3.1.2	Certificate of Amendment to Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 2, 2022).
3.2	Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 (File No. 333-262114) filed with the SEC on January 12, 2022).
3.3	Certificate of Conversion from LLC to “C” corporation (incorporated by reference to Exhibit 3.3 to the Company’s Quarterly Report Form 10-Q filed with the SEC on May 9, 2023).
4.1	Description of Registrant’s Securities. (incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K filed with the SEC on March 31, 2023)
4.2	Specimen common stock certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1/A (File No. 333-262114) filed with the SEC on January 31, 2022).
4.3	October 2021 Warrant (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-1/A (File No. 333-262114) filed with the SEC on April 15, 2022).
4.3.1	Addendum to the THA Contingent Warrants (incorporated by reference to Exhibit 4.2.1 to the Company’s Registration Statement on Form S-1/A (File No. 333-262114) filed with the SEC on April 15, 2022).
4.4	November 2021 Warrant (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-1/A (File No. 333-262114) filed with the SEC on April 15, 2022).
4.4.1	Addendum to the EBOL Contingent Warrants (incorporated by reference to Exhibit 4.3.1 to the Company’s Registration Statement on Form S-1/A (File No. 333-262114) filed with the SEC on April 15, 2022).
4.5	Form of Maxim’s Warrant (incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-1/A (File No. 333-262114) filed with the SEC on January 31, 2022).
4.6	Form of Warrant Agency Agreement (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-1/A (File No. 333-262114) filed with the SEC on January 31, 2022).
4.7	Form of May/June 2022 Warrant (incorporated by reference to Exhibit 4.5 to the Company’s Registration Statement on Form S-1/A (File No. 333-262114) filed with the SEC on July 11, 2022).
4.8	Form of 2022 Investor Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 22, 2022).
4.9	Representative’s Warrant (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K filed with the SEC on August 16, 2022).
4.10	Form of September 2022 Investor Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 30, 2022).
4.11	Warrant (1,000,000 shares) (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 18, 2022).
4.12	Warrant (250,000 shares) (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on April 18, 2022.
5.1	Opinion of Hunton Andrews Kurth LLP(1)
10.1	2022 Performance Equity Plan (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-262114) filed with the SEC on January 12, 2022).
10.2	Employment Agreement with Brian Ferdinand (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-1/A (File No. 333-262114) filed with the SEC on July 22, 2022).
10.3	Employment Agreement with Shanoop Kothari (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-1/A (File No. 333-262114) filed with the SEC on July 22, 2022).

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10.4	Employment Agreement with Kevin J. Mikolashek (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form S-1/A (File No. 333-262114) filed with the SEC on July 22, 2022).
10.5	Employment Agreement with Karl Rothman (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-1/A (File No. 333-262114) filed with the SEC on July 22, 2022).
10.6	Employment Agreement with Jimmie Chatmon (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-1/A (File No. 333-262114) filed with the SEC on July 22, 2022).
10.7	October 2021 Note (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-1 (File No. 333-262114) filed with the SEC on January 12, 2022).
10.7.1	Amendment No. 1 to October 2021 Note (incorporated by reference to Exhibit 10.8.1 to the Company’s Registration Statement on Form S-1/A (File No. 333-262114) filed with the SEC on January 31, 2022).
10.7.2	Amendment No. 2 to October 2021 Note (incorporated by reference to Exhibit 10.8.2 to the Company’s Registration Statement on Form S-1/A (File No. 333-262114) filed with the SEC on April 15, 2022).
10.8	November 2021 Note (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-1 (File No. 333-262114) filed with the SEC on January 12, 2022).
10.8.1	Amendment No. 1 to November 2021 Note (incorporated by reference to Exhibit 10.9.1 to the Company’s Registration Statement on Form S-1/A (File No. 333-262114) filed with the SEC on January 31, 2022).
10.9	Form of Directors and Officers Indemnification Agreement (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-1/A (File No. 333-262114) filed with the SEC on January 31, 2022).
10.10	Form of 2022 Insider Bridge Note (incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement on Form S-1/A (File No. 333-262114) filed with the SEC on April 15, 2022).
10.11	Form of 2022 Insider Bridge Warrant (incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form S-1/A (File No. 333-262114) filed with the SEC on April 15, 2022).
10.12	Securities Purchase Agreement, dated May 27, 2022 (incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form S-1/A (File No. 333-262114) filed with the SEC on July 11, 2022).
10.13	Amendment No. 1, dated June 30, 2022, to Securities Purchase Agreement, dated May 27, 2022 (incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement on Form S-1/A (File No. 333-262114) filed with the SEC on July 11, 2022).
10.14	Securities Purchase Agreement, dated June 30, 2022 (incorporated by reference to Exhibit 10.15 to the Company’s Registration Statement on Form S-1/A (File No. 333-262114) filed with the SEC on July 11, 2022).
10.15	Form of May/June 2022 Note (incorporated by reference to Exhibit 10.16 to the Company’s Registration Statement on Form S-1/A (File No. 333-262114) filed with the SEC on July 11, 2022).
10.16	Form of Security and Guaranty Agreement Related to the May/June 2022 Notes (incorporated by reference to Exhibit 10.17 to the Company’s Registration Statement on Form S-1/A (File No. 333-262114) filed with the SEC on July 11, 2022).
10.17	Amended and Restated Registration Rights Agreement (incorporated by reference to Exhibit 10.18 to the Company’s Registration Statement on Form S-1/A (File No. 333-262114) filed with the SEC on July 11, 2022).
10.18	Form of September 2022 Investor Note (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 30, 2022).
10.19	Form of September 2022 Investor Purchase Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on September 30, 2022).
10.20	Amended and Restated Security and Guaranty Agreement (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on September 30, 2022).
10.21	Amended and Restated Registration Rights Agreement (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on September 30, 2022).
10.22	Addendum to September 2022 Investor Purchase Agreement (incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K/A filed with the SEC on October 20, 2022).
10.23	Form of Hotel Management Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 8, 2022).

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10.24	Form of November 2022 Investor Note (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 28, 2022).†
10.25	Loan Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on November 28, 2022).†
10.26	Amended and Restated Security and Guaranty Agreement (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on November 28, 2022).†
10.27	Revenue Share Agreement (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on November 28, 2022).†
10.28	Transition Services Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 2, 2022).
10.29	Note Extension and Conversion Agreement, dated December 20, 2022 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 20, 2022).
10.30	Restricted Stock Award Agreement (Shanoop Kothari) (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on December 20, 2022).
10.31	Revenue Share Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2023).†
10.32	February 2023 Letter Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 21, 2023).
10.33	Amendment No. 1 to the Amended and Restated Security and Guaranty Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on February 21, 2023).
10.34	April 2023 Letter Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 18, 2023).
10.35	Revenue Share Exchange Agreement, dated May 21, 2023 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 23, 2023).
10.36	June 2023 Letter Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 20, 2023).
23.1	Consent of Grassi & Co., CPAs, P.C.(1)
23.2	Consent of Hunton Andrews Kurth LLP (included in its opinion filed as Exhibit 5.1)
99.1	Audit Committee Charter (incorporated by reference to Exhibit 99.1 to the Company’s Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-267821) filed with the SEC on April 21, 2023).
99.2	Compensation Committee Charter (incorporated by reference to Exhibit 99.2 to the Company’s Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-267821) filed with the SEC on April 21, 2023)
99.3	Nominating & Corporate Governance Committee Charter (incorporated by reference to Exhibit 99.3 to the Company’s Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-267821) filed with the SEC on April 21, 2023).
107	Filing Fee Table.(1)

Exhibit 101.INS	Inline XBRL Instance Document
Exhibit 101.SCH	Inline XBRL Taxonomy Extension Schema Document
Exhibit 101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
Exhibit 101.DEF	Inline XBRL Taxonomy Definition Linkbase Document
Exhibit 101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
Exhibit 101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

(1)	Filed herewith.
†	Certain of the exhibits and schedules to this agreement have been omitted in accordance with Regulation S-K Item 601(a)(5). The Company agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon request.

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Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the undersigned Registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

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(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(d) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on June 21, 2023.

LUXURBAN HOTELS INC.

By	/s/ Brian Ferdinand
	Name:	Brian Ferdinand
	Title:	Chief Executive Officer

Each person whose signature appears below constitutes and appoints each of Brian Ferdinand and Shanoop Kothari, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Brian Ferdinand	Brian Ferdinand	June 21, 2023
Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ Shanoop Kothari	Shanoop Kothari	June 21, 2023
President, Chief Financial Officer and Secretary (Principal Financial Officer)

/s/ Karl Rothman	Karl Rothman	June 21, 2023
Chief Accounting Officer (Principal Accounting Officer)

/s/ Jimmie Chatmon	Jimmie Chatmon	June 21, 2023
Director

/s/ Leonard Toboroff	Leonard Toboroff	June 21, 2023
Director

	Aimee J. Nelson	June 21, 2023
Director

	Jeffrey Webb	June 21, 2023
Director

/s/ David Berg	David Berg	June 21, 2023
Director

	Donald Engle	June 21, 2023
Director